Exhibit 99.1

Titanium Asset Management Corp.

Reports 2011 Third Quarter Results

Milwaukee, WI, November 15, 2011 - Titanium Asset Management Corp. (AIM – TAM) today reported results for the third quarter ended September 30, 2011.

Highlights for the third quarter are as follows:

•	Managed assets increased slightly from $8,402.5 million to $8,434.4 million during the third quarter of 2011 primarily reflecting market gains.

•
Average managed assets of $8,418.4 million for the third quarter of 2011 were modestly lower relative to the $8,489.3 million for the same period last year.  Investment management fee revenues were $5,186,000 for the third quarter of 2011, a 0.7% decrease from investment management fee revenues of $5,220,000 for the same period last year primarily due to the modestly lower managed assets.  For the year to date periods, average managed assets of $8,351.1 for 2011 were also modestly lower relative to the $8,492.2 million for the same period last year.  Investment management fee revenues were marginally higher at $15,347,000 for the first nine months of 2011, compared to $15,240,000 for the first half of 2010, reflecting a slightly higher average fee rate.

•
Distributed assets decreased by 9.6% from $814.7 million to $736.5 million during the third quarter of 2011 reflecting continued referred client redemptions.  The combination of the continued erosion in the distributed asset client base and the reduction in our average referral fee rates due to the decrease in the hedge fund adviser’s fees have led to significant decreases in our referral fee revenues.  Referral fee revenues were $204,000 for the third quarter of 2011, a 66.1% decrease from referral fee revenues of $602,000 for the third quarter of 2010 and referral fee revenues for the first nine months of 2011 were $945,000, a 48.2% decrease from referral fee revenues of $1,824,000 for the first nine months of 2010.

•
Adjusted EBITDA(1) continued to improve during the third quarter of 2011 and for the first nine months of 2011.  Adjusted EBITDA deficit of $67,000 for the third quarter of 2011 compared to Adjusted EBITDA of $174,000 for the same period last year.  However, the Adjusted EBITDA deficit for the third quarter of 2011 includes severance costs of $469,000.   Excluding severance costs, our Adjusted EBITDA for the third quarter of 2011 would have been $402,000, representing an increase of $228,000, or 131%, over the comparable amount for the same period last year.  Excluding severance costs, our Adjusted EBITDA for the first nine months of 2011 would have been $592,000.  Excluding severance costs of $813,000 for the first nine months of 2010, the Adjusted EBITDA deficit for the first nine months of 2010 would have been $252,000. The ongoing improvements in Adjusted EBITDA primarily reflect the structural cost reductions achieved since the beginning of 2010, offset in part by the decrease in referral fee revenue.

•
Net investment loss of $74,000 for the third quarter of 2011 compared to net investment income of $290,000 for the same period last year.  Net investment income of $390,000 for the first nine months of 2011 compared to $1,009,000 for the same period last year.

•
Net loss of $1,566,000, or $0.08 per diluted common share, for the third quarter of 2011 compared to a net loss of $5,484,000, or $0.27 per diluted common share, for the third quarter of 2010.  Net loss of $7,076,000, or $0.34 per diluted common share, for the first nine months of 2011 compared to a net loss of $7,570,000, or $0.37 per diluted common share, for the first nine months of 2010.

(1)
See the table below for a definition of Adjusted EBITDA (deficit), a non-GAAP financial measure.  The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, CEO	312-335-8300

Seymour Pierce Ltd
Jonathan Wright	+44 20 7107 8000

Assets Under Management

Assets under management of $8.4 billion at September 30, 2011 were higher than the $8.1 billion reported at December 31, 2010 due to both positive net flows and positive investment returns.   The following table presents summary activity for 2011 and 2010 periods.

	Three months ended		2011	Nine months ended		2011
	September 30,		vs.	September 30,		vs.
(in millions)	2011	2010	2010	2011	2010	2010

Periodic Activity:
Beginning balance	$8,402.5	$8,415.8		$8,125.0	$8,151.4

Inflows	473.6	324.2		1,343.7	1,157.9
Outflows	(491.0)	(492.4)		(1,308.6)	(1,284.1)
Net flows	(17.4)	(168.2)		35.1	(126.2)

Market value change	49.3	315.2		274.3	537.6
Ending balance	$8,434.4	$8,562.8		$8,434.4	$8,562.8

Average Assets Under Management	$8,418.4	$8,489.3	-1%	$8,351.1	$8,492.2	-2%
Average Fee Rate (basis points)	24.6	24.6	0%	24.5	23.9	2%

The principle factors affecting our net flows during the periods ended September 30, 2011 and 2010 include the following:

•
Net flows for the 2011 period were negatively impacted by the loss of several equity accounts managed under a quantitative strategy.  These accounts totaled approximately $140 million and represented substantially all the accounts managed under this strategy.  The loss of these accounts is not expected to have a significant impact on profitability as they were subject to a significant revenue sharing arrangement with the portfolio manager.

•
Multiemployer pension and welfare plans represent approximately 33% of our client base, and these plans have been faced with a challenging economic environment over the last several years due to the equity market collapse of 2008 and general business conditions that affect their contribution and withdrawal levels.  These factors have led to increased levels of outflows from our fixed income strategies throughout the last several years.  Net flows from multiemployer pension and welfare plans were approximately $24 million for the three months ended September 30, 2011 compared to net outflows of approximately $15 million for the prior year period. For the nine month year-to-date periods, net flows were approximately $84 million in 2011, compared to net flows of approximately $23 million in 2010.  The improved flows from multiemployer pensions and welfare plans reflect a slowdown in withdrawals in the 2011 periods.

•
Inflows and outflows are also significantly affected by the timing of tax receipts and disbursements for several public entity accounts that we manage.  While these flows can fluctuate significantly from period to period, they do not have a significant impact on our overall fees due to low or fixed fee rates.

•
Net flows for nine months ended September 30, 2011 were positively impacted by the addition of approximately $20 million of equity assets of a mutual fund for which Clal Finance serves as investment adviser, and for which we serve as sub-adviser pursuant to a sub-advisory agreement with Clal Finance.

Market value changes reflect our investment performance. Fixed income assets comprised approximately 91% of our total assets under management at September 30, 2011. Fixed income returns as measured by the Barclay’s Aggregate Index were 3.8% for the three months ended September 30, 2011 and 6.7% for the year-to-date period ended September 30, 2011 (for the comparable 2010 periods the returns were 2.5% and 8.0%, respectively). Approximately 50% of our fixed income assets with defined performance benchmarks outperformed their respective benchmarks for the nine months ended September 30, 2010.

Equity assets comprised approximately 7% of our total assets under management at September 30, 2011. Equity returns as measured by the S&P 500 Index were -13.9% for the three months ended September 30, 2011 and -8.7% for the year-to-date period ended (for the comparable 2010 periods the returns were 11.3% and 3.9%, respectively). Approximately 40% of our equity assets outperformed their respective benchmarks for the nine months ended September 30, 2011.

The following table presents summary breakdowns for our assets under management at September 30, 2011 and December 31, 2010.

	September 30,	% of	December 31,	% of
(in millions)	2011	total	2010	total

By investment strategy:
Fixed income	$7,672.7	91%	$7,137.4	88%
Equity	560.9	7%	781.3	10%
Real estate	200.8	2%	206.3	2%
Total	$8,434.4	100%	$8,125.0	100%

By client type:
Institutional	$7,259.6	86%	$6,902.8	85%
Retail	1,174.8	14%	1,222.2	15%
Total	$8,434.4	100%	$8,125.0	100%

By investment vehicle:
Separate accounts	$7,595.0	90%	$7,246.9	89%
Private funds	839.3	10%	878.1	11%
Total	$8,434.4	100%	$8,125.0	100%

Our mix of assets under management by investment strategy was relatively unchanged as fixed income assets comprised 91% of total assets under management at September 30, 2011, compared to 88% at December 31, 2010.

Our mix of assets under management by client type was relatively unchanged as institutional accounts comprised 86% of total assets under management as of September 30, 2011 compared to 85% at December 31, 2010.

Our mix of assets under management by investment vehicle was relatively unchanged as separate accounts comprised 90% of total assets under management as of September 30, 2011 compared to 89% at December 31, 2010.

Distributed Assets

We earn referral fees on clients referred to Attalus Capital LLC (“Attalus”), a hedge fund manager with whom we have a referral arrangement.  The assets managed by Attalus under this arrangement decreased from $894.4 million at December 31, 2010 to $736.5 million at September 30, 2011, primarily due to client redemptions.  The activity related to these assets was as follows:

	For the three months ended			For the nine months ended
	September 30,			September 30,
(in millions)	2011	2010		2011	2010

Periodic Activity:
Beginning balance	$814.7	$955.6		$894.4	$974.9
Inflows	-	-		8.2	24.2
Outflows	(80.1)	-		(163.5)	-
Market value change	1.9	41.9		(2.5)	(1.6)
Ending balance	$736.5	$997.5		$736.5	$997.5

Average Assets Under Management	$775.6	$976.6	-21%	$838.5	$980.0	-14%
Average Referral Fee Rate (basis points)	10.5	24.7	-43%	15.0	24.8	-40%

The assets managed by Attalus came under significant pressure in the fourth quarter of 2010 as a result of several factors, including Attalus’ overall fee rates, the investment performance of the hedge funds managed by Attalus relative to the performance of other hedge funds, and certain changes in Attalus’ management.  Starting January 1, 2011, Attalus reduced its average fee rates.  The reduction in their fees reduced our average referral rate from approximately 24.6 basis points to 15.0 points and reduced our annualized referral fees by approximately $850,000.

Since the fourth quarter of 2010, the outflows from redemptions have totaled approximately $280 million (representing approximately $450,000 of annualized referral fees).  Based on the most recent information from Attalus, current pending redemption requests total approximately $350 million (representing approximately $460,000 of annualized referral fees) that may occur in the third and fourth quarters.  If all of these additional redemptions occur as scheduled, they would further reduce our annualized referral fees to approximately $650,000.

Attalus and our client service personnel have been actively communicating with our mutual clients regarding Attalus’ investment strategies, the changes in Attalus’ management, and the reduction in Attalus’ fees in efforts to limit the redemptions.  During the first nine months of 2011, Attalus’ relative investment performance has improved.

Operating Results

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010

Average assets under management (in millions)	$8,418.4	$8,489.3	$8,351.1	$8,492.2
Average fee rate (basis points)	24.6	24.6	24.5	23.9

Average distributed assets under management (in millions)	$775.6	$976.6	$838.5	$980.0
Average referral fee rate (basis points)	10.5	24.7	15.0	24.8

Investment management fees	$5,186,000	$5,220,000	$15,347,000	$15,240,000
Referral fees	204,000	602,000	945,000	1,824,000
Total operating revenue	5,390,000	5,822,000	16,292,000	17,064,000

Adjusted EBITDA (deficit)(1)	(67,000)	174,000	123,000	(1,065,000)
Impairment of goodwill	-	5,100,000	3,500,000	5,100,000
Operating loss	(1,492,000)	(5,774,000)	(7,466,000)	(8,579,000)
Net investment income (loss)	(74,000)	290,000	390,000	1,009,000
Net loss	(1,566,000)	(5,484,000)	(7,076,000)	(7,570,000)

Earnings per share:
Basic	$(0.08)	$(0.27)	$(0.34)	$(0.37)
Diluted	$(0.08)	$(0.27)	$(0.34)	$(0.37)

(1)
See the table below for a definition of Adjusted EBITDA, a non-GAAP financial measure.  The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Our 2011 third quarter investment management fees decreased $34,000, or 0.7%, relative to the third quarter of 2010 due to a modest decrease in the average assets under management.  For the nine month periods, our investment management fees increased $107,000, or 0.7%, due to a modest increase in our average fee rate.

Referral fee revenue decreased $398,000, or 66.1%, compared to the referral fee revenue for the third quarter of 2010.  Referral fee revenue for the first nine months of 2011 decreased by $879,000, or 48.2%, compared to the referral fee revenue for the same period last year.  The decreases reflect a combination of asset redemptions incurred by Attalus in the fourth quarter of 2010 and through the first nine months of 2011 and a 39.5% reduction in our average referral fee rate due to Attalus’ reduction in its fees.

Adjusted EBITDA deficit for the third quarter of 2011 includes severance costs of $469,000. Excluding severance costs, our Adjusted EBITDA for the third quarter of 2011 would have been $402,000, an increase of $228,000, or 131%, over the comparable amount for the 2010 period.  Excluding severance costs, our Adjusted EBITDA for the nine months ended September 30, 2011 would have been $592,000.  Adjusted EBITDA deficit for the nine months ended September 30, 2010 includes severance costs of $813,000.  Excluding severance costs, our Adjusted EBITDA deficit for the nine months ended September 30, 2010 would have been $252,000.  The improvement to EBITDA in the 2011 periods primarily reflects the cost reductions, offset in part by the decrease in referral fee revenue.

Forward-looking Statements

Statements in this press release which are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond our control.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance.  Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements.  Results may differ significantly due to market fluctuations that alter our assets under management; a further decline in our distributed assets; termination of investment advisory agreements; impairment of goodwill and other intangible assets; our inability to compete; market pressure on investment advisory fees; ineffective management of risk; changes in interest rates, equity prices, liquidity of global markets and international and regional political conditions; or actions taken by Clal Finance Ltd., as our significant stockholder.  Additional factors that could influence Titanium’s financial results are included in its Securities and Exchange Commission filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, was filed with the Securities and Exchange Commission on or about November 14, 2011. The report will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.ti-am.com.

Titanium Asset Management Corp.
Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$947,000	$4,698,000
Investments	3,955,000	3,354,000
Accounts receivable	3,370,000	4,783,000
Other current assets	1,191,000	1,179,000
Total current assets	9,463,000	14,014,000

Investments in affiliates	5,802,000	5,898,000
Property and equipment, net	496,000	455,000
Goodwill	22,187,000	25,147,000
Intangible assets, net	17,605,000	21,605,000
Total assets	$55,553,000	$67,119,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$55,000	$42,000
Acquisition payments due	540,000	4,000,000
Other current liabilities	2,524,000	3,539,000
Total current liabilities and total liabilities	3,119,000	7,581,000

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value; 54,000,000 shares authorized; 20,634,232 shares issued and outstanding at September 30, 2011 and 20,442,232 shares issued and outstanding at December 31, 2010	2,000	2,000
Restricted common stock, $0.0001 par value; 720,000 shares authorized; 612,716 issued and outstanding at September 30, 2011 and December 31, 2010	-	-
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	-	-
Additional paid-in capital	100,971,000	100,971,000
Accumulated deficit	(48,444,000)	(41,368,000)
Other comprehensive income	(95,000)	(67,000)
Total stockholders’ equity	52,434,000	59,538,000
Total liabilities and stockholders’ equity	$55,553,000	$67,119,000

Titanium Asset Management Corp.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Operating revenues	$5,390,000	$5,822,000	$16,292,000	$17,064,000

Operating expenses:
Administrative	5,491,000	5,668,000	16,258,000	18,057,000
Amortization of intangible assets	1,391,000	828,000	4,000,000	2,486,000
Impairment of goodwill	-	5,100,000	3,500,000	5,100,000
Total operating expenses	6,882,000	11,596,000	23,758,000	25,643,000
Operating loss	(1,492,000)	(5,774,000)	(7,466,000)	(8,579,000)

Other income
Interest income	21,000	69,000	66,000	233,000
Gain (loss) on investments	(17,000)	54,000	(18,000)	181,000
Income (loss) from equity investees	(78,000)	167,000	342,000	611,000
Interest expense	-	-	-	(16,000)
Loss before taxes	(1,566,000)	(5,484,000)	(7,076,000)	(7,570,000)

Income tax benefit	-	-	-	-

Net loss	$(1,566,000)	$(5,484,000)	$(7,076,000)	$(7,570,000)

Earnings (loss) per share
Basic	$(0.08)	$(0.27)	$(0.34)	$(0.37)
Diluted	$(0.08)	$(0.27)	$(0.34)	$(0.37)

Weighted average number of common shares outstanding:
Basic	20,634,232	20,683,824	20,634,232	20,691,303
Diluted	20,634,232	20,683,824	20,634,232	20,691,303

Titanium Asset Management Corp.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2011	2010

Cash flows from operating activities
Net loss	$(7,076,000)	$(7,570,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	4,000,000	2,486,000
Impairment of goodwill	3,500,000	5,100,000
Depreciation	89,000	67,000
Share compensation credit	-	(139,000)
Loss (gain) on investments	18,000	(181,000)
Income from equity investees	(342,000)	(611,000)
Income distributions from equity investees	438,000	367,000
Accretion of acquisition payments	-	16,000
Changes in assets and liabilities:
Decrease in accounts receivable	1,413,000	1,016,000
Increase in other current assets	(12,000)	(347,000)
Increase (decrease) in accounts payable	13,000	(173,000)
Decrease in other current liabilities	(1,015,000)	(576,000)
Net cash provided by (used in) operating activities	1,026,000	(545,000)

Cash flows from investing activities
Purchases of property and equipment	(130,000)	(128,000)
Purchases of investments	(4,563,000)	(12,163,000)
Sales and redemptions of investments	3,916,000	15,406,000
Investments in equity investees	-	(4,000,000)
Acquisitions of subsidiaries, net of cash acquired	(4,000,000)	(1,744,000)
Net cash used in investing activities	(4,777,000)	(2,629,000)

Net decrease in cash and cash equivalents	(3,751,000)	(3,174,000)

Cash and cash equivalents:
Beginning	4,698,000	4,773,000
Ending	$947,000	$1,599,000

Non-cash investing and financing activities -
Additional acquisition obligations	$540,000	$-

Titanium Asset Management Corp.
Reconciliation of Adjusted EBITDA
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating loss	$(1,492,000)	$(5,774,000)	$(7,466,000)	$(8,579,000)
Amortization of intangible assets	1,391,000	828,000	4,000,000	2,486,000
Impairment of goodwill	-	5,100,000	3,500,000	5,100,000
Depreciation expense	34,000	20,000	89,000	67,000
Share compensation credit	-	-	-	(139,000)
Adjusted EBITDA (deficit)	$(67,000)	$174,000	$123,000	$(1,065,000)

Notes:

(1)
Adjusted EBITDA (deficit) is defined as operating income or loss before non-cash charges for amortization and impairment of intangible assets and goodwill, depreciation, and share compensation expense.  We believe Adjusted EBITDA (deficit) is useful as an indicator of our ongoing performance and our ability to service debt, make new investments, and meet working capital obligations.  Adjusted EBITDA (deficit), as we calculate it may not be consistent with computations made by other companies.  We believe that many investors use this information when analyzing the operating performance, liquidity, and financial position of companies in the investment management industry.